EXHIBIT 99.1

News

MGE Energy Reports First-Quarter Earnings

Madison, Wis., May 6, 2010—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended March 31, 2010, of $14.3 million, or 62 cents per share, compared to $15.0 million, or 65 cents per share for the same period in the prior year.

During the first quarter of 2010, the company experienced lower gas retail sales volumes of 12.2% due to milder weather compared to the same period in the prior year. Heating degree days (a measure for determining the impact of weather during the heating season) were 8% lower for the period compared to last year. Lower sales in the gas utility were the primary driver for the reduction in earnings.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 138,000 customers in Dane County, Wis., and purchases and distributes natural gas to 142,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended March 31,	2010	2009
Operating revenue	$159,643	$181,144
Operating income	$21,775	$24,336
Net income	$14,260	$14,952
Earnings per share (basic and diluted)	$0.62	$0.65
Weighted average shares outstanding (basic and diluted)	23,114	22,956

Contact:

Steve Kraus

Manager - Media Relations

608-252-7907

skraus@mge.com